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                                                                    EXHIBIT 99.2


Contact:  William F. Cleary  (610) 889-5249;  James P. McKinley  (610) 889-5271

FINAL EXCHANGE RATIO ESTABLISHED FOR MERGER OF AMETEK'S WATER FILTRATION BUSINESS WITH CULLIGAN

Paoli, PA, August 1, 1997 - AMETEK Inc. (NYSE: AME) announced that a final exchange ratio has been established for the distribution of common shares of Culligan Water Technologies, Inc. (NYSE: CUL) in exchange for the merger of AMETEK's water filtration business, which was completed earlier today.

AMETEK shareholders of record on July 31, 1997 will receive 0.105 shares of Culligan common stock for each share of AMETEK.

AMETEK is a leading global manufacturer of electrical and electromechanical products and materials engineered for niche markets. Operations are in the United States, Europe, Asia, and Mexico with about one-third of sales to markets outside the United States.